As filed with the United States Securities and Exchange Commission on September 29, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ODDITY Tech Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ODDITY Tech Ltd.
8 Haharash Street
Tel Aviv-Jaffa, 6461304, Israel
(Address of principal executive offices, including zip code)

IL Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan

ODDITY Tech Ltd. 2023 Incentive Award Plan
ODDITY Tech Ltd. 2023 Employee Share Purchase Plan

(Full Title of the Plans)

ODDITY Tech US Inc.
110 Greene Street
New York, NY 10012
(551) 751-7495
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe. Ian D. Schuman Alison A. Haggerty Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200 Fax: (212) 751-4864	Ran Hai Nir Dash Joshua Ravitz Itay Lavi Herzog Fox & Neeman 6 Yitzhak Sadeh St Tel Aviv 6777506, Israel Tel: (972) (3) 692 2020 Fax: (972) (3) 696 6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☐
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by ODDITY Tech Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to Item (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to item (b) below are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Registrant’s prospectus dated July 18, 2023, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-272890), and all amendments to such registration statement;

(b)	the Registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on September 29, 2023 (File No. 001-41745); and

(c)	the description of the Registrant’s Class A ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 14, 2023 (File No. 001-41745), together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Registrant to the Commission (which indicate that they are incorporated herein by reference)  after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified or superseded shall not constitute a part of this Registration Statement or the related prospectus, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders). However, under regulations promulgated under the Israeli Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

The Registrant’s amended and restated articles of association allow the Registrant to indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The Registrant’s office holders are currently covered by a directors and officers’ liability insurance policy.

The Registrant has entered into agreements with each of its directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to the Registrant for damages caused to the Registrant as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on the Registrant’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $25 million and 25% of the Registrant’s total shareholders’ equity as reflected in the Registrant’s most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the Commission, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of the Registrant’s office holders as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Articles of Association of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

4.2	Specimen share certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

4.3	Registration Rights Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

5.1*	Opinion of Herzog Fox & Neeman, counsel to the Registrant, as to the validity of the Class A ordinary shares

23.1*	Consent of Kost, Forer, Gabbay and Kasierer, an independent registered public accounting firm

23.2*	Consent of Herzog Fox & Neeman (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to this Registration Statement)

99.1	Il Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

99.2	U.S. Sub-Plan to the Il Makiage Cosmetics (2013) Ltd. - 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

99.3	ODDITY Tech Ltd. 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on July 10, 2023)

99.4	Form of Share Option Agreement under ODDITY Tech Ltd. 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

99.5	Form Restricted Share Unit Agreement under ODDITY Tech Ltd. 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on June 23, 2023)

99.6	ODDITY Tech Ltd. 2023 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-272890), filed with the Commission on July 10, 2023)

107.1*	Calculation of Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 29th day of September, 2023.

ODDITY Tech Ltd.

By:	/s/ Oran Holtzman
Name:	Oran Holtzman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Oran Holtzman and Lindsay Drucker Mann, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 2023.

Name	Title

/s/ Oran Holtzman	Chief Executive Officer, Director
Oran Holtzman	(Principal Executive Officer)

/s/ Lindsay Drucker Mann	Global Chief Financial Officer
Lindsay Drucker Mann	(Principal Financial Officer and Principal Accounting Officer)

/s/ Shiran Holtzman-Erel	Director
Shiran Holtzman-Erel

/s/ Michael Farello	Director
Michael Farello

/s/ Lilach Payorski	Director
Lilach Payorski

/s/ Ohad Chereshniya	Director
Ohad Chereshniya

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ODDITY Tech Ltd., has signed this Registration Statement on September 29, 2023.

By:	/s/ Lindsay Drucker Mann
Name:	Lindsay Drucker Mann
Title:	Global Chief Financial Officer